The Putnam Fund for Growth and Income, October 31, 2015, annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A		76,189
Class B	  	   630
Class C	  	   437
Class M		   356

72DD2

Class R	  	    38
Class R5			0
Class R6	  	   378
Class Y	  	 1,116

73A1

Class A		 0.314
Class B		 0.153
Class C		 0.157
Class M		 0.207

73A2

Class R		 0.252
Class R5        0.377
Class R6        0.399
Class Y		 0.370

74U1

Class A	    232,931
Class B	 	 3,679
Class C	   	 2,813
Class M	  	 1,617

74U2

Class R	  	    60
Class R5			1
Class R6	  	 1,039
Class Y	  	 3,190

74V1

Class A		 20.48
Class B		 20.10
Class C		 20.38
Class M		 20.30


74V2

Class R		 20.37
Class R5		 20.59
Class R6		 20.54
Class Y		 20.52

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.